Exhibit 99.1

VIRGIN AMERICA REPORTS FEBRUARY 2016 OPERATIONAL RESULTS

San Francisco - March 9, 2016 - Virgin America Inc. (NASDAQ: VA) today reported its preliminary operational results for February 2016. The airline’s traffic (measured in revenue passenger miles) increased 20.9 percent on capacity (measured in available seat miles) that was 21.3 percent higher from the same month in 2015.

Load factor was 78.9 percent, an decrease of 0.3 points from February 2015. The number of onboard passengers increased 20.0 percent from the same month last year.

	February				February Year to Date
	2016	2015	Change		2016	2015	Change
Revenue Passenger Miles (000)	803,562	664,566	20.9%		1,637,893	1,403,684	16.7%
Available Seat Miles (000)	1,018,098	839,564	21.3%		2,098,559	1,805,963	16.2%
Passenger Load Factor	78.9%	79.2%	(0.3)	pts	78.0%	77.7%	0.3	pts
Onboard Passengers (000)	546	455	20.0%		1,107	949	16.6%

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Media Contact:
Dave Arnold: dave.arnold@virginamerica.com or 917.968.3622

Investor Contact:
Stephen Shulstein: stephen.shulstein@virginamerica.com or 650.645.5694

Editor’s Note: Virgin America is a U.S.-controlled, owned and operated airline. It is an entirely separate company from Virgin Atlantic. Sir Richard Branson’s Virgin Group is a minority share investor in Virgin America.

About Virgin America: Known for its mood-lit cabins, three beautifully designed classes of service and innovative fleetwide amenities - like touch-screen personal entertainment, WiFi and power outlets at every seat, Virgin America has built a loyal following of flyers and earned a host of awards since launching in 2007 - including being named the "Best U.S. Airline" in Condé Nast Traveler's Readers' Choice Awards and "Best Domestic Airline" in Travel + Leisure's World's Best Awards for the past eight consecutive years. For more: www.virginamerica.com